Supplement	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated July 16, 2004)	Registration No. 333-115296-04

SEQUOIA MORTGAGE TRUST 2004-7

Mortgage Pass-Through Certificates

SEQUOIA RESIDENTIAL FUNDING, INC.
Depositor

TOTAL GROSS PROCEEDS
SECURITIES	PROSPECTUS SUPPLEMENT	OF OFFERING
Sequoia Mortgage Trust 2004-7 Class A-1 Certificates	Dated July 16, 2004 Risk Factors Begin on Page S-11	$223,592,330.00 (approximate)

     The above-referenced securities were previously acquired in a bona fide secondary market transaction, not from the issuer or an affiliate, by RWT Holdings, Inc., parent of the Depositor. The securities are being sold at the price set forth above to the Depositor for sale by it to HSBC Bank USA, National Association, as Trustee (the “Trustee”), under a Pooling and Servicing Agreement, dated as of December 1, 2004 (the “Pooling and Servicing Agreement”), among the Depositor, the Trustee and Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator. Payments on the above-referenced securities will support distributions on the Class A-3 and Class X-A2 Certificates issued pursuant to the Pooling and Servicing Agreement.

The prospectus supplement listed in the table above should be read in its entirety, together with the accompanying prospectus, by anyone considering an investment in the Class A-3 or Class X-A2
Certificates. References in the prospectus supplement to the prospectus dated June 10, 2004 shall be deemed to refer to the accompanying prospectus dated September 17, 2004.

Consider carefully the risk factors in the prospectus supplement listed above, which risk factors begin on page S-11.

The Securities referred to above are not insured or guaranteed by any governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement listed above, the accompanying prospectus or this supplement are accurate or complete. Any representation to the contrary is a criminal offense.

December 10, 2004